Exhibit (10)-q
Amended and Restated as of
February 25, 2003
Amended January 27, 2004
Amended July 19, 2004
Amended January 25, 2005
Amended July 25, 2006

Bausch & Lomb Incorporated
ANNUAL INCENTIVE COMPENSATION PLAN

I.     Introduction.

The Bausch & Lomb Incorporated Annual Incentive Compensation Plan (the “Plan”) is established to create effective incentives for managers of Bausch & Lomb Incorporated (the “Company”) to set and achieve objectives that are designed to enhance business performance and increase shareholder value. The Plan is also designed to provide competitive levels of compensation to enable the Company to attract and retain managers who are able to exert a significant impact on the value of the Company for its shareholders.

II.	Plan Participants.

Employees of the Company who are in the mid management band and above and are selected to participate in the Plan are eligible to participate in the Plan (“Participants”).

III.	Definitions. Capitalized terms not otherwise defined when used in this Plan shall have the following meanings.

A.	“Approved Incentive Award” or “Bonus”. An Approved Incentive Award or Bonus is the incentive which has been approved in accordance with this Plan to be paid by the Company to the Participant.

B.	“Bonus Pool”. shall have the meaning set forth in Section VI.A.1.

C.	“Committee”. means Compensation Committee of the Company’s Board of Directors.

D.
“Performance Management Process (PMP) objectives”. PMP objectives are team or individual performance measures which are established in accordance with guidelines issued by the Corporate Senior Vice President - Human Resources, and approved by the immediate manager of the individual or team to whom the measure applies and that person’s immediate manager, as further defined in Section IV B hereof.

E.
“Operating Unit Objective”. An Operating Unit Objective is a performance target for one or more of the Company’s geographic regional businesses (e.g. Americas; Asia; Europe, Middle East and Africa) or functional centers (Research Development & Engineering; Global Supply Chain or Global Category Groups), which is established early in a Plan Year with approval from the relevant Operating Unit head, the Corporate Senior Vice President-Human Resources, the Senior Vice President and Chief Financial Officer and the Chief Executive Officer, as further defined in Article IV B hereof.

F.	“Plan Year” means each one year period coincident with a fiscal year of the Company.

G.
“Standard Incentive Funding”. is the Bonus Pool funding at Standard Incentive percentage for all Participants in a particular group or Operating Unit. A standard incentive percentage has been established by job band and is applied to eligible base salary earnings to determine the appropriate funding.

H.	“stretch goal”. Defined in Article V.

I.	“target goal”. Defined in Article V.

J.	“threshold goal”. Defined in Article V.

K.
“Total Company Objective”. A Total Company Objective is a performance target set for the Company as a whole, which is established early in a Plan Year with approval by the Committee, as further defined in Article IV B hereof.

IV.	Performance Measurement.

A.
Each Plan Year, the Company and each Operating Unit and eligible Participant will set objectives in accordance with this Plan. These will be applied for Incentive Plan purposes either to fund a Bonus Pool (as to Total Company and Operating Unit Objectives) or to allocate a Bonus Pool among Participants.

B.
Total Company, Operating Unit and PMP Objectives will be set early in the Plan Year in which performance is to occur. Total Company performance will be evaluated based on Total Company Objectives which are set with approval from the Committee. Operating Unit Objectives for commercial business units shall be based on objective identifiable measures of business performance, including, for example, sales and operating earnings, return on assets/equity and cash flow. Operating Unit Objectives for units other than commercial business units (e.g., RD&E, Global Supply Chain) shall be based on deliverables required to meet annual plan and longer term objectives, including, for example, cost containment, cost improvement, product launch, product quality and cash flow goals. Global Category Group objectives shall be based on financial measures such as category sales, category distribution margin and/or strategic imperatives such as market share goals. All Operating Unit Objectives shall be approved by the relevant Operating Unit head as well as the Senior Vice President- Human Resources, Senior Vice President and Chief Financial Officer, and the Chief Executive Officer.

Company and Operating Unit Objectives will be assigned a weighting for Bonus Pool funding purposes, assuming Company performance at threshold levels as set forth in Section VI.A.1 below . (Bonus Pool funding is described further under Section VI of this Plan). The weighting of Company and Operating Unit Objectives will be approved by the Committee at the time Company Objectives are approved. 2003 Annual Incentive Plan weightings for Bonus Pool Funding are set forth in Appendix B hereto.

PMP objectives will be team or individual measures which will, where possible, impact the Operating Unit Objectives and ultimately the Total Company Objectives. PMP objectives shall be set in accordance with guidelines issued by the Senior Vice President-Human Resources, and shall be approved by the immediate manager of the individual or team to whom the measure applies, and that person’s immediate manager (i.e., a “one-over-one” approval).

V.	Threshold, Target and Stretch Goals

Total Company and Operating Unit Objectives will be set with a “target” goal, a “stretch” goal and a “threshold” goal. Achievement of the “target” goal should reflect performance which is in line with expected performance, and which supports expected Company performance. “Stretch” goals should assume performance well in excess of that required to achieve the target goal, while “threshold” goals should define a minimum level of performance warranting funding of a Bonus Pool. “Stretch” and “threshold” goals must be approved with respect to each Objective at the same time and in the same manner that the respective Objective is approved.

VI.	Bonus Calculation.

A.	The amount of an individual Participant’s Approved Incentive Award (or Bonus) in any Plan Year is determined as follows:

1.
A Bonus Pool for Corporate Officers, Corporate Staff and for each Operating Unit will be calculated and funded based on a factor taking into account (a) Standard Incentive Funding within the Operating Unit or Staff and (b) performance against Company Objectives and, where applicable, Operating Unit Objectives. Where an Operating Unit has multiple Operating Unit Objectives, performance will be assessed in accordance with guidelines established by the Corporate Senior Vice President - Human Resources. In order for the Operating Unit portion of a Bonus Pool to be funded, the Company must achieve at least the threshold level of performance.

2.
The Bonus Pool which is so determined shall then be allocated among the individual participants within a group (Corporate Officers or Corporate Staff) or Operating Unit based upon achievement by the members of that group or Operating Unit against PMP objectives. The total of Annual Incentive Awards with respect to a group or Operating Unit shall not exceed the Bonus Pool for such group or Operating Unit but may be less than the Bonus Pool

3.
The Approved Incentive Award is based on the extent to which the relevant Bonus Pool is funded and on an assessment of performance against PMP objectives. Assessment of performance against PMP objectives shall be in accordance with guidelines issued by the Senior Vice President, Human Resources, and shall be subject to discretionary upward or downward modification in accordance with such guidelines.

4.
Where performance against Company or Operating Unit Objectives meets or exceeds the “stretch goal” established with respect to that Objective, the calculation of the funded Bonus Pool which is attributable to that Objective shall be 200% of the Standard Incentive Funding. Conversely, where performance against a Company or Operating Unit Objective meets the “threshold goal” established with respect to that Objective, the calculation of the funded Bonus Pool will start at 0% of the Standard Incentive Funding.

5.
Where actual performance on a particular Objective falls between “threshold”, “target” and “stretch” goals, the Bonus Pool Funding which is attributable to that Objective shall be calculated on a pro-rata basis with respect to the payouts set for achievement of goals (50%, 100%, and 200%) depending on where performance lies between such goals.

B.	Bonus Pool Funding may be modified as a result of the following:

1.
Performance against Company or Operating Unit Objectives may be modified by the Committee based on the Committee’s overall assessment of the manner in which such performance was achieved or, with respect to Operating Unit performance, relative contribution to Total Company Performance.

2.
In addition, Bonus Pool Funding for a group or Operating Unit may be modified by the Chief Executive Officer, in his sole discretion, to reflect a group’s or Operating Unit’s relative contribution to Total Company performance, provided that such modification shall not have the effect of increasing the total Funded Bonus Pool for the Company as a whole beyond the level approved by the Committee.

3.	Any modification to the Chief Executive Officer’s Approved Incentive Award shall be approved by the Committee.

C.
An individual Participant’s Approved Incentive Award shall be determined based upon relevant performance against PMP objectives, which will allow for allocation to the Participant of a portion of the funded Bonus Pool of such Participant’s group or Operating Unit. Assessment of performance against PMP objectives shall be in accordance with guidelines issued by the Senior Vice President, Human Resources. Approved Incentive Awards may vary upward or downward against the targeted level based on evaluation of a participant’s performance against PMP objectives. The total of all Bonuses within each group or Operating Unit cannot exceed 100% of the funded Bonus Pool as to such group or Operating Unit.

VII.	Change in Status During Plan Year

A.	New Hires and Promotions

For Plan Years 2006 and Prior:

1.
A newly hired or recently promoted employee of the Company who is a Participant in the Plan for at least six months of his/her first Plan Year will be eligible for a Bonus which is based on salary paid during the partial Plan Year after the effective date of hire or promotion, as the case may be.

2.
A newly hired or recently promoted employee of the Company who is a Participant for less than six months in his/her initial Plan Year will be eligible for a Bonus for a portion of that Plan Year after the effective date of hire or promotion, as the case may be, only if the terms of such partial Plan Year bonus are agreed to in writing between the Participant and the Company at the time of hire. These arrangements must be approved in writing in advance by Corporate Senior Vice President Human Resources and normal one-over-one approval matrix.

For Plan Years 2007 and Forward:
1.
A newly hired or recently promoted employee of the Company who is a Participant in the Plan will be eligible for a pro-rata Bonus which is based on eligible wages and applicable target percentage during the partial Plan Year after the effective date of hire or promotion, as the case may be.

B.	Transfers.

1.
Where a Participant transfers from one Operating Unit or group to another during a Plan Year, the Bonus for the Plan Year in which the transfer occurs will be based on Bonus Pool Funding as to the particular Operating Unit or group in which the Participant worked for the majority of the Plan Year, or as otherwise approved by the Corporate Senior Vice President Human Resources.

        C.  Terminations.

1.
A Participant who terminates voluntarily (other than retirement) from the Company either (i) during a Plan Year or (ii) after the Plan Year ends but before the date on which the Approved Incentive Award or Bonus with respect to such Plan Year is actually paid by the Company to the Participant will not be eligible for any bonus for that Plan Year, or the Plan Year in which the termination occurs.

2.
In cases of retirement or involuntary termination due to death, disability, reduction in work force, or the sale or closing of a plant or business unit before completion by the Participant of at least six months service as an eligible Participant during the Plan Year, such Participant will not be eligible for any Bonus for that Plan Year. In cases of retirement or involuntary termination due to death, disability, reduction in work force, or the sale or closing of a plant or business unit after completion by the Participant of at least six months service as an eligible Participant during the Plan Year, a pro rata Bonus will be calculated and paid in accordance with the Plan.

3.
A Participant who is terminated involuntarily for any other reason either (i) during a Plan Year or (ii) after the Plan Year ends but before the date on which the Approved Incentive Award or Bonus with respect to such Plan Year is actually paid by the Company to the Participant will not be eligible for any Bonus for that Plan Year, or the Plan Year in which the termination occurs.

D.	Leave of Absence.

An employee whose status as an active employee is changed during a Plan Year as a result of a leave of absence may, at the discretion of the Committee, be eligible for a pro rata Bonus determined in the same way as in Subsection VII A.

E.	Demotions.
For Plan Years 2006 and Prior:
1.
An employee who is transferred into a non-eligible group of employees after having served six months during the Plan Year shall be paid a pro-rata Bonus determined in the same manner as in Subsection VII A.

2.	An employee who is transferred into a non-eligible group of employees prior to having served six months during the Plan Year in an eligible group of employees shall not be entitled to a Bonus.

3.
Where an employee is transferred into a lower band position within a Plan Year, such employee’s Standard Incentive Award percentage shall be based on the band or position in which the employee spent the majority of the Plan Year.

For Plan Years 2007 and Forward:
1.	An employee who is transferred into a lower band or a non-eligible group of employees during the Plan Year shall be paid a pro-rata Bonus determined in the same manner as in Subsection VII A.

VIII.     Change of Control.

Notwithstanding any other provision of this Plan, a special incentive bonus shall be paid to Participants if there is a change in control of the Company during the Plan Year.

1.
The amount of the special incentive bonus shall equal the greater of (a) the Bonus based upon “target” performance without regard to any other calculations under the Plan, prorated where applicable, through the date of termination of the Participant’s employment where it is terminated involuntarily other than for good cause, or (b) the Bonus which would be payable to the Participant based on results for the full Plan Year, prorated where applicable, through the date of termination of the Participant’s employment where it is terminated involuntarily other than for good cause, as applicable.

A change of control of the Company is defined as follows:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section are satisfied; or

(b) Individuals who, as of February 25, 2003, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to February 25, 2003 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Approval by the shareholders of the Company of a reorganization, merger, binding share exchange or consolidation, in each case, unless, following such reorganization, merger, binding share exchange or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, binding share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, binding share exchange or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, binding share exchange or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger, binding share exchange or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, binding share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, binding share exchange or consolidation; or

(d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

IX.	Miscellaneous.

A.
Amendments. The Committee shall have the right to modify or amend this Plan from time to time, or suspend it or terminate it entirely; provided that no such modification, amendment, suspension, or termination may, without the consent of any affected Participants (or beneficiaries of such Participants in the event of death), reduce the rights of any such Participants (or beneficiaries, as applicable) to a payment or distribution already payable under Plan terms in effect prior to such change.

B.
Role of the Committee. (i) Interpretation of the Plan. Any decision of the Committee with respect to any issue concerning individuals selected as Participants, the amount, terms, form and time of payment of bonuses, and interpretation of any Plan guideline, definition, term or requirement shall be final and binding.

(ii) Administration. The Committee has designated the Corporate Senior Vice President Human Resources to control and manage the operation and administration of the Plan. The Corporate Senior Vice President Human Resources shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan, except such powers as are specifically reserved to the Committee or some other person. These powers include the power to make and publish such rules and regulations as he or she may deem necessary to carry out the provisions of the Plan.

(iii) Adjustment to Objectives. If any event occurs during a performance period which requires changes to preserve the incentive features of this Plan, the Committee may make appropriate upward or downward adjustments in the specified performance levels.

C.
Right to Continued Employment; Additional Awards. Participation in the Plan or the receipt of a bonus under the Plan shall not give the recipient any right to continued employment (such employment shall be “at will”), and the right and power to dismiss any employee is specifically reserved to the Company. In addition, the receipt of a bonus with respect to any Plan Year shall not entitle the recipient to any bonus with respect to any subsequent Plan Year, except as expressly provided in the Plan.

D.	Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan any Federal or state taxes required by law to be withheld with respect to such payments.

E.	Deferred Compensation. Participants may elect to defer all or part of a Bonus in accordance with the procedures set forth in the Company’s Executive Deferred Compensation Plan.

F.
Interaction with Management Incentive Compensation Plan. Amounts payable under this Plan shall be offset against amounts actually paid to a Participant under the Bausch & Lomb Incorporated Management Incentive Compensation Plan, dated as of January 1, 1998.

G.	Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New York.

BAUSCH & LOMB INCORPORATED

By: ___/s/ David Nachbar___________
David Nachbar
Corporate Senior Vice President
Human Resources

Dated: July 25, 2006

APPENDIX LIST

Appendix A - STANDARD INCENTIVE PERCENTAGE TABLE

Appendix B - INCENTIVE WEIGHTINGS

APPENDIX A
Amended and Restated as of February 25, 2003
Amended January 27, 2004
Amended July 19, 2004
Amended January 25, 2005
Amended July 25, 2006

STANDARD INCENTIVE PERCENTAGE

BAND/GRADE	STANDARD INCENTIVE PERCENTAGE (AS A % OF BASE SALARY)
NON-OFFICERS:
Manager/Technical	15%

Director/Country Manager	30%

Vice President/General Manager	35%

OFFICERS*:

*Standard incentive levels will range from 50% to 100% of base salary, depending on position, as approved at the beginning of each Plan Year by the Compensation Committee of the Board of Directors.

Amended and Restated as of February 25, 2003
Amended January 27, 2004
Amended July 19, 2004
Amended January 25, 2005
Amended July 25, 2006

Appendix B

Bonus Pool Funding

	Total Company	Operating Unit
Corporate Officers(1)	100%	--
Corporate Staff	100%	--
Global Operations and Engineering:	75%	25%
Global Research and Development	75%	25%
Regional/Commercial:	75%	25%
Global Category Groups	75%	25%
Other Operating Units as approved by the CEO	75%	25%

(1) Includes officers with no operating unit responsibilities.